                                                                    EXHIBIT 99.1

                            G-III APPAREL GROUP, LTD.

                                              For:  G-III Apparel Group, Ltd.

                                                    Contact: Investor Relations
                                                    James Palczynski
                                                    (203) 222-9013

..                                                   G-III Apparel Group, Ltd.
                                                    Wayne S. Miller,
                                                    Chief Operating Officer                                                    Operating Officer
                                                    (212) 403-0500

               G-III APPAREL GROUP, LTD. ANNOUNCES FOURTH QUARTER
                        AND FULL-YEAR FISCAL 2006 RESULTS

              --Sales for the Year Increase 51% to $324.1 million--
           --Operating Profit for the Year Increases to $17.0 million from $3.1 million--
        --Company projects EBITDA of $25 to $26 million for fiscal 2007--

     New York, New York - March 30, 2006 -- G-III Apparel Group, Ltd. (NASDAQ:
GIII) today announced operating results for the three and twelve-month periods ended January 31, 2006.

     For the twelve-month period ended January 31, 2006, net sales increased by
51.2% to $324.1 million from $214.3 million last year. The Company reported net income of $7.1 million, or $0.58 per diluted share, for the twelve months ended
January 31, 2006, compared to net income of $703,000, or $0.06 per diluted share, last year. The results for this year include an after-tax non-cash compensation charge of approximately $890,000, equal to $0.07 per diluted share, related to the vesting of restricted shares of common stock previously granted to key management. The prior year's results include a non-cash charge of
$882,000, equal to $0.08 per share, associated with the Company's sale of its joint venture interest in a factory in China.

     All share and per share data in this release have been retroactively adjusted for the Company's recently announced three for two stock split which became effective as of March 28, 2006.

     The Company's results of operations for the twelve months ended January 31,
2006 include the results of the Company's Marvin Richards and Winlit divisions from July 11, 2005, the date the Company acquired the stock of Marvin Richards and certain assets from Winlit. The increases in net sales and net income per share during the period were primarily due to including these two new divisions in the Company's results of operations.

     For the three-month period ended January 31, 2006, net sales increased by
80.0% to $69.1 million from $38.4 million during the same period last year. The
Company reported a net loss of $2.8 million, or $0.23 per share, for the three-month period, compared to a net loss of $2.7 million, or $0.25 per share, during the same period last year.

     Morris Goldfarb, Chairman and Chief Executive Officer, said, "We are very pleased to have finished a strong year with an expanded range of capabilities, and with unprecedented opportunities for growth. The strategic acquisitions we completed during the year have positioned us to create significant businesses in the women's suit and sportswear categories. We expanded our relationship with
Phillips-Van Heusen Corporation with the addition of the Calvin Klein women's suit license. In addition, we are excited about our recent signing of Sean John women's sportswear. Combined with the strongest mix of outerwear brands in our history, we are confident that the year ahead will be an exciting one for us."

     Mr. Goldfarb concluded, "It is our mission to continue to develop our business into an all-season diversified apparel company. In doing so, we will be striving to meet the needs of an increasingly demanding consumer and a consolidating retail marketplace, while generating value for our shareholders.
Our range of brands and products and our ability to serve any tier of distribution provide us with a powerful competitive position that we intend to exploit over the coming years."

OUTLOOK
-------

     Also today, G-III Apparel Group issued guidance for the fiscal year ending
January 31, 2007. For the fiscal year ending January 31, 2007, the Company is forecasting net sales of approximately $400 million and diluted net income per share between $0.58 and $0.62. This compares to a fiscal 2006 diluted net income per share of $0.58.

     The Company is projecting EBITDA to increase 25% to 30%, or to approximately $25 to $26 million, up from $20.1 million in fiscal 2006. EBITDA for fiscal 2006 includes the impact of a $1.6 million non-cash compensation charge related to the vesting of restricted shares of common stock previously granted to key management. EBITDA results should be evaluated in light of the
Company's financial results prepared in accordance with GAAP. A table reconciling EBITDA to net income in accordance with GAAP is included in a table accompanying the condensed financial statements in this release.

     When comparing guidance for fiscal 2007 to results for fiscal 2006, the
Company noted that it completed two acquisitions in July 2005. As a result, the
Company's full year results for fiscal 2006 exclude seasonal losses that were incurred by the acquired companies in the first half of fiscal 2006. Results for fiscal 2007 will include the full year of operations of the acquired companies, as well as a full year of interest expense and depreciation and amortization expense relating to the acquisitions.

     The Company is forecasting net sales of approximately $15 million for its first fiscal quarter ending April 30, 2006 and a net loss per share between
$0.70 and $0.74 as compared to a net loss per share of $0.43 in last year's first fiscal quarter. The first quarter historically results in seasonal losses.
The higher projected first quarter loss this year is due primarily to the inclusion of the results of the companies we acquired in July 2005, as well as higher interest expenses and depreciation and amortization costs relating to the acquisitions.

ABOUT G-III APPAREL GROUP, LTD.

G-III Apparel Group, Ltd. is a leading manufacturer and distributor of outerwear and sportswear under licensed labels, our own labels and private labels. The
Company has fashion licenses, among others, for Calvin Klein, Sean John, Kenneth
Cole, Nine West, Cole Haan, Guess?, Jones Apparel, Cece Cord, Izod, Ellen Tracy,
Tommy Hilfiger and Donald Trump, and sports licenses with the National Football
League, National Basketball Association, Major League Baseball, National Hockey
League, Louisville Slugger, World Poker Tour and more than 60 universities nationwide. Company-owned labels include, among others, Marvin Richards, Black
Rivet, Winlit, LNR, La Nouvelle Renaissance, Colebrook and Siena Studio.

     Statements concerning the Company's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. The
Company assumes no obligation to update the information in this release.

                   G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
                                  (NASDAQ:GIII)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except share and per share amounts)
                                   (Unaudited)

                                                              Three Months Ended                  Twelve Months Ended
                                                          1/31/06             1/31/05          1/31/06           1/31/05
                                                          -------             -------          -------           -------

Net sales                                            $         69,131   $         38,400   $       324,072   $       214,278
Cost of sales                                                  53,067             32,064           239,226           161,534
                                                     ----------------   ----------------   ---------------   ---------------
Gross profit                                                   16,064              6,336            84,846            52,744
Selling, general and administrativ
  expenses                                                     17,782             10,390            64,763            47,452
Depreciation and amortization                                   1,066                349             3,125             1,344
Costs associated with write off of
  joint venture
                                                                  ---                ---               ---               882
                                                     ----------------   ----------------   ---------------   ---------------
Operating profit (loss)                                        (2,784)            (4,403)           16,958             3,066
Interest and financing charges, net                             1,578                265             4,349             1,086
                                                     ----------------   ----------------   ---------------   ---------------
Income (loss) before income taxes                              (4,362)            (4,668)           12,609             1,980
Income tax expense (benefit)                                  (1,611)            (1,961)            5,517             1,277
                                                     ----------------   ----------------   --------------    ---------------
Net income (loss)                                    $         (2,751)  $         (2,707)  $         7,092   $           703
                                                     ================   ================   ===============   ===============
Income (loss) per common share:
   Basic                                             $          (0.23)  $          (0.25)  $          0.62   $         0.07
                                                     ================   ================   ===============   ===============
   Diluted                                           $         (0.23)  $          (0.25)  $          0.58   $         0.06
                                                     ================   ================   ===============   ===============

Weighted average shares outstanding:
    Basic                                                  12,112,000         10,883,000        11,509,000        10,773,000
    Diluted                                                12,112,000         10,883,000        12,236,000        11,292,000

All share and per share data have been retroactively adjusted for the Company's recently announced three for two stock split, which became effective March 28,
2006.

BALANCE SHEET DATA (IN THOUSANDS):                                                           At Jan. 31,      At Jan. 31,
                                                                                             -----------      -----------
                                                                                                2006              2005
                                                                                                ----              ----

    Cash                                                                                     $    7,031         $ 16,574
    Working  Capital                                                                             61,197           59,868
    Inventory                                                                                    30,395           24,108
    Total Assets                                                                                138,317           80,595

    Total Shareholders' Equity                                                               $   82,011         $ 66,930

                   G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

          RECONCILIATION OF EBITDA TO ACTUAL AND FORECASTED NET INCOME
                                 (in thousands)
                                   (Unaudited)

                                                      Forecasted Twelve             Actual Twelve            Actual Twelve
                                                        Months Ended                 Months Ended             Months Ended
                                                      January 31, 2007             January 31, 2006         January 31, 2005
                                                     ------------------            ----------------         ----------------

EBITDA, as defined                                   $25,000 - $26,000                  $20,083                  $ 4,410

Depreciation and amortization                                    5,000                    3,125                    1,344
Interest and financing charges, net                              6,900                    4,349                    1,086

Income tax expense                                       5,600 - 6,100                    5,517                    1,277
                                                       ---------------                  -------                  -------
Net income                                             $7,500 - $8,000                   $7,092                     $703
                                                       ===============                  =======                  =======

EBITDA is a "non-GAAP financial measure" which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense. EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. EBITDA should not be construed as an alternative to net income as an indicator of the Company's operating performance, or as an alternative to cash flows from operating activities as a measure of the Company's liquidity, as determined in accordance with generally accepted accounting principles.

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